UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2019

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

6800 N. 79th St., Ste. 200, Niwot, CO 80503

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 449-2100

(Former name or former address, if changed since last report)

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 1.03	RECEIVERSHIP

ITEM 8.01	OTHER EVENTS

Background

Global Healthcare REIT, Inc. (the “Company”) had maintained multiple relationships with Cadence Healthcare Solutions, LLC (“Cadence”) and its affiliates, which are professional nursing home operators:

Edwards Redeemer, Oklahoma City, OK: Cadence’s affiliate Edwards Redeemer Healthcare and Rehab LLC was operator under an operating lease with the Company’s subsidiary Edwards Redeemer Property Holdings, LLC.

Eastman Healthcare, Dodge, Georgia: Cadence’s affiliate Eastman Healthcare & Rehab LLC was operator under an operating lease with the Company’s subsidiary Dodge NH.

Glen Eagle, Abbeville, Georgia. Cadence was a manager under a Management Agreement with Global Abbeville, LLC, the Company affiliated lease operator of the facility.

Southern Hills Retirement Center, Tulsa, Oklahoma. Cadence was manager under a Management Agreement with the Court appointed Receiver.

Recent Developments

Edwards Redeemer

Cadence informed the Company that it intended to close the Edwards Redeemer facility due to unprofitable operations. In violation of the operating lease, Cadence began moving patients from the facility and, as of October 18, 2019, all patients had been removed.

In response to our Petition, on October 17, 2019, the District Court of Oklahoma County, State of Oklahoma issued a Temporary Order Appointing Receiver (the “Order”) pursuant to a Motion to Appoint Receiver filed by Edwards Redeemer Property Holdings, LLC (“Edwards Property”), a wholly-owned subsidiary of the Company, with respect as skilled nursing facility. The Order was issued due to the violations by Cadence of the business-preservation obligations contained in the lease between Edwards Property and the Operator. The Order shall become final if no objections are filed by the deadlines set forth in the Order.

Eastman

The operating leases at Edwards Redeemer and Eastman contain cross-default provisions, meaning a default by the lessee under one lease constituted a default under the other. Inasmuch as Cadence’s defaults at Edward Redeemer were incurable, on October 18, 2019 we delivered to Cadence a Notice of Termination of the lease covering Eastman. Concurrently, we applied for a Temporary Restraining Order requiring Cadence to continue to operate the facility and maintain the status quo under the provisions of the operating lease. The TRO shall be in effect for 30 days from the date of issuance of the Order to ensure that the Operator maintains normal operations and does nothing to jeopardize those operations, whether or not the Lease is terminated.

2

Abbeville

Effective October 17, 2019, the Company’s affiliate Global Abbeville, LLC terminated the Management Agreement dated January 1, 2018, between Global Abbeville, LLC, a wholly-owned subsidiary of the Company and Cadence Healthcare Solutions, LLC.

Southern Hills

Effective October 16, 2019, the Receiver at Southern Hills terminated its Management Agreement with Cadence Healthcare Solutions, LLC dated October 1, 2017.

Operating Plan

In response to the foregoing developments, the Company intends to pursue the following course:

●	The Company will operate Abbeville and Southern Hills with its existing staff at both locations.

●	At Southern Hills, we entered into an Operations Transfer Agreement to assume operations at the skilled nursing facility, which we expect to be approved on November 17, 2019.

●	The Company will allow Edwards Redeemer to remain closed for the purpose of undertaking extensive renovations to the facility. The renovations are expected to take up to 12 months, during which period the facility will remain closed. We have been in communication with our senior secured lender at Edwards Redeemer, and they have indicated a willingness to cooperate and assist in the renovation effort.

●	Under the terms of the operating lease, Cadence is required to turn over operations of Eastman to the Company, as Lessor.

While the breakdown in the Cadence relationship has and will continue to present challenges, we believe that we have the plan and resources to transition the affected properties to our internal operating teams which, in the long run, will promote more stable and sustainable operations.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc.
(Registrant)

Dated: October 23, 2019	/s/ Zvi Rhine
Zvi Rhine, President

4